Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FISCAL YEAR 2014 FINANCIAL RESULTS

PALO ALTO, Calif. - December 11, 2014 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its fiscal year ended October 3, 2014.
“Fiscal 2014 was a singularly successful year for CPI. Our solid operational performance was enhanced by the seamless integration of the Radant Technologies acquisition into our business. Strong growth in sales and adjusted EBITDA results was driven by an exceptional order intake rate in fiscal 2013 and the addition of Radant Technologies to CPI’s product portfolio. Due to this acquisition, the timing of certain large programs and generally favorable market conditions, we achieved record total sales, backlog and adjusted EBITDA results, as well as CPI’s highest ever defense and communications sales levels,” said Joe Caldarelli, chief executive officer of CPI. “In terms of bookings, fiscal 2014 was healthy, representing the second highest annual orders rate in our history, but it did not reach the remarkable levels of the previous year due to the timing of certain large defense and communications programs.”
Caldarelli continued, “Other highlights of fiscal 2014 included:

•	very strong sales for some of our key defense programs, particularly the Aegis radar systems and a missile radar system,

•	growth in our x-ray imaging business in Asia,

•	improving business conditions in the industrial market, and

•	notable orders for several exciting programs, such as:

◦	the European XFEL superconducting linear accelerator,

◦	the Surface Water & Ocean Topography (SWOT) mission for the Canadian Space Agency, and

◦	airborne data links for the RQ-4 Global Hawk unmanned aircraft system and the Apache helicopter.”
Fiscal 2014 Sales
CPI’s sales in fiscal 2014 totaled $475 million, an increase of 13 percent from the $419 million in sales that the company generated in the previous year, due in part to the October 2013 acquisition of Radant Technologies. CPI’s Radant Technologies Division contributed more than $40 million in defense and communications sales during fiscal 2014.
In comparison to the previous year, CPI’s sales in its three largest markets were as follows:

•
In the defense market, sales increased 16 percent to $182 million due to the inclusion of sales from CPI’s Radant Technologies Division and higher sales for certain U.S. radar systems, including Aegis radar systems.

•
In the communications market, sales increased 21 percent to $181 million, primarily due to higher sales to support military communications applications, including sales of radomes and reflectors from CPI’s Radant Technologies Division and sales of advanced tactical common data link (TCDL) antennas from CPI’s Malibu Division. The majority of these TCDL sales were for an order totaling more than $25 million that was booked in fiscal 2013.

•	In the medical market, sales decreased three percent to $73.0 million, primarily due to lower sales for MRI applications.
Fiscal 2014 Orders
In fiscal 2014, CPI booked orders totaling $421 million, a nine percent decrease from the record $464 million booked in the previous year. Orders in CPI’s two largest markets, the defense and communications markets, exceeded all previous years with the exception of fiscal 2013, during which the receipt of unusually large orders for certain defense and communications programs resulted in record orders levels. Due to the cyclical timing of orders for these programs, orders decreased in the defense and communications markets in fiscal 2014.

In particular, CPI Radant Technologies Division’s more than $30 million contribution to defense and communications orders was substantially offset by the absence of a fiscal 2014 recurrence of the more than $25 million, multi-year order received by CPI’s Malibu Division in the previous year. That order for advanced TCDL antennas to support military communications applications was the largest single order ever booked by CPI, and although it was not expected to, and did not, repeat in fiscal 2014, additional follow-on orders totaling more than $5 million have been placed for these products in the first quarter of fiscal 2015.
As of October 3, 2014, the company’s order backlog totaled $308 million, the highest year-end backlog in its history.
In comparison to the previous year, CPI’s fiscal 2014 orders in its three largest markets were as follows:

•
In the defense market, orders decreased seven percent to $166 million due to lower orders for certain military radar systems and an electronic warfare system due to the timing of order receipts for those programs.

•
In the communications market, orders decreased 23 percent to $140 million, in large part due to the more than $25 million order for advanced TCDL antennas CPI booked in fiscal 2013 that, as anticipated, did not recur in fiscal 2014. Orders to support certain other military and commercial communications applications also decreased in fiscal 2014 primarily due to the timing of large Ka-band programs for these applications.

•	In the medical market, orders increased two percent to $70.8 million, primarily due to higher orders for x-ray imaging applications, particularly in Asia.
Debt Refinancing
In April 2014, CPI completed a debt refinancing transaction. Borrowings on a new $310 million term loan were used to repay the $139 million outstanding under the company’s prior credit agreement and to pay a $175 million dividend to the company’s sole stockholder. As a result of this transaction, CPI’s aggregate amount of indebtedness increased by $171 million and its cash interest expense for the 12-month period following the transaction will increase by approximately $7.8 million.
Net Income and Adjusted EBITDA
CPI generated $9.1 million in net income in fiscal 2014, as compared to $10.9 million in the previous year. For fiscal 2014, the refinancing transaction resulted in a $7.2 million loss on debt restructuring and a $4.9 million increase in interest expense. The impact of these expenses largely offset the positive impact that the company’s higher sales, including sales from the Radant Technologies Division, and more profitable mix of products sold in fiscal 2014 had on CPI’s net income for the year.
CPI’s adjusted EBITDA in fiscal 2014 totaled $89.8 million, or 18.9 percent of sales, an increase from the $72.8 million, or 17.4 percent of sales, in adjusted EBITDA generated in the previous year. Adjusted EBITDA excludes expenses related to the debt refinancing transaction and certain other items. CPI’s adjusted EBITDA in fiscal 2014 benefited from, among other items, a higher sales level and more profitable mix of products sold in comparison to the previous year.
Cash Flow
CPI’s cash and cash equivalents as of October 3, 2014 totaled $50.6 million. For fiscal 2014, CPI’s cash flow from operating activities equaled $53.6 million. Free cash flow totaled $46.0 million. Adjusted free cash flow totaled $50.2 million.
Fiscal 2015 Outlook
“Following an unusually strong fiscal 2014, we enter fiscal 2015 with a significant opening backlog, stable market conditions and ongoing solid customer demand for both defense and commercial products. We expect CPI’s topline performance in fiscal 2015 to return to more typical levels, with sales and adjusted EBITDA results that significantly exceed previous years’ results but do not quite match the exceptional performance of fiscal 2014,” said Caldarelli.

Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Friday, December 12, 2014, at 11:00 a.m. (EST) that simultaneously will be broadcast live over the Internet on the company’s Web site. To participate in this conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 38650063 and ask for the CPI International Fiscal 2014 Financial Results Conference Call. To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC and Communications & Power Industries Canada Inc. Together, Communications & Power Industries LLC and Communications & Power Industries Canada Inc. develop, manufacture and globally distribute components and subsystems used in the generation, amplification, transmission and reception of microwave signals for a wide variety of systems including radar, electronic warfare and communications (satellite and point-to-point) systems for military and commercial applications, specialty products for medical diagnostic imaging and the treatment of cancer, as well as microwave and RF energy generating products for various industrial and scientific pursuits.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental or zoning laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED
STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(All dollar amounts in thousands)

	Three Months Ended		Twelve Months Ended
	October 3, 2014	September 27, 2013	October 3, 2014	September 27, 2013
Sales	$110,850	$110,012	475,301	$419,408
Cost of sales, including $0, $0, $1,539 and $391 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	77,804	80,511	336,679	301,321
Gross profit	33,046	29,501	138,622	118,087
Operating costs and expenses:
Research and development	4,139	3,521	15,825	14,602
Selling and marketing	5,887	5,470	23,542	21,925
General and administrative	9,618	8,229	32,545	29,034
Amortization of acquisition-related intangible assets	2,582	1,975	10,480	8,994
Total operating costs and expenses	22,226	19,195	82,392	74,555
Operating income	10,820	10,306	56,230	43,532
Interest expense, net	9,042	6,770	32,182	27,237
Loss on debt restructuring	—	—	7,235	—
Income before income taxes	1,778	3,536	16,813	16,295
Income tax expense	5,172	1,549	7,696	5,406
Net (loss) income	(3,394)	1,987	9,117	10,889

Other comprehensive income (loss), net of tax
Unrealized (loss) income on cash flow hedges, net of tax	(703)	729	(745)	(795)
Unrealized actuarial gain and amortization of prior service cost for pension liability, net of tax	6	432	6	432
Total other comprehensive (loss) income, net of tax	(697)	1,161	(739)	(363)
Comprehensive (loss) income	$(4,091)	$3,148	$8,378	$10,526

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(All dollar amounts in thousands, except per share data)

	October 3, 2014	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$50,617	$67,051
Restricted cash	1,798	2,571
Accounts receivable, net	43,920	52,160
Inventories	97,156	89,832
Deferred tax assets	8,070	13,486
Prepaid and other current assets	7,960	7,068
Total current assets	209,521	232,168
Property, plant, and equipment, net	76,659	76,333
Deferred debt issue costs, net	12,557	9,713
Intangible assets, net	248,838	239,495
Goodwill	197,681	179,727
Other long-term assets	1,072	935
Total assets	$746,328	$738,371

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$3,100	$5,500
Accounts payable	25,565	26,742
Accrued expenses	31,328	27,348
Product warranty	4,863	4,706
Income taxes payable	1,048	98
Advance payments from customers	15,448	17,996
Total current liabilities	81,352	82,390
Deferred income taxes	94,835	89,178
Long-term debt, less current portion	514,938	353,233
Other long-term liabilities	13,059	5,818
Total liabilities	704,184	530,619
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	25,589	199,575
Accumulated other comprehensive (loss) income	(653)	86
Retained earnings	17,208	8,091
Total stockholders’ equity	42,144	207,752
Total liabilities and stockholders’ equity	$746,328	$738,371

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(All dollar amounts in thousands)

	Twelve Months Ended
	October 3, 2014	September 27, 2013
Cash flows from operating activities
Net income	$9,117	$10,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,492	11,655
Amortization of intangible assets	11,458	9,972
Change in fair value of contingent consideration	3,300	—
Amortization of deferred debt issue costs	2,437	2,241
Amortization of discount on long-term debt	795	120
Utilization of net increase in cost basis of inventory due to purchase accounting	1,539	391
Non-cash loss on debt restructuring	3,850	—
Non-cash defined benefit pension (income) expense	(48)	80
Stock-based compensation expense	1,014	1,010
(Recovery of) allowance for doubtful accounts	(57)	76
Deferred income taxes	2,764	967
Net loss on the disposition of assets	175	122
Net (gain) loss on derivative contracts	(27)	(242)
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Restricted cash	773	(645)
Accounts receivable	13,811	1,090
Inventories	198	(3,193)
Prepaid and other current assets	(1,191)	359
Other long-term assets	(46)	15
Accounts payable	(2,811)	(1,291)
Accrued expenses	1,241	396
Product warranty	157	440
Income tax payable, net	(2,152)	19
Advance payments from customers	(2,548)	3,450
Other long-term liabilities	(2,604)	244
Net cash provided by operating activities	53,637	38,165

Cash flows from investing activities
Capital expenditures	(7,674)	(4,938)
Acquisitions, net of cash acquired	(36,776)	(5,982)
Net cash used in investing activities	(44,450)	(10,920)

Cash flows from financing activities
Borrowings under new term loan facility	309,225	—
Payment of debt issue costs	(8,756)	—
Payment of debt modification costs	(5,365)	—
Repayment of borrowings under previous term loan facility	(144,175)	(3,200)
Repayment of borrowings under new term loan facility	(1,550)	—
Dividends paid	(175,000)	—
Net cash used in financing activities	(25,621)	(3,200)

Net (decrease) increase in cash and cash equivalents	(16,434)	24,045
Cash and cash equivalents at beginning of year	67,051	43,006
Cash and cash equivalents at end of year	$50,617	$67,051

Supplemental disclosures
Cash paid for interest	$28,319	$24,947
Cash paid for income taxes, net of refunds	$7,084	$4,412
Decrease in accrued capital expenditures	$71	$530

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(All dollar amounts in thousands - unaudited)

		Three Months Ended		Twelve Months Ended
		October 3, 2014	September 27, 2013	October 3, 2014	September 27, 2013
Net income		$(3,394)	$1,987	$9,117	$10,889
Depreciation and amortization		5,894	5,189	23,950	21,627
Interest expense, net		9,042	6,770	32,182	27,237
Income tax expense		5,172	1,549	7,696	5,406
EBITDA		16,714	15,495	72,945	65,159

Adjustments:
Stock-based compensation expense	(1)	267	256	1,014	1,010
Acquisition-related expenses	(2)	2,861	1,277	4,177	4,063
Write-off of inventory step-up	(3)	—	130	1,539	391
Veritas Capital annual management fee	(4)	608	529	2,698	2,211
Refinancing expenses	(5)	19	—	7,456	—
Total adjustments		3,755	2,192	16,884	7,675
Adjusted EBITDA		$20,469	$17,687	$89,829	$72,834

EBITDA margin	(6)	15.1%	14.1%	15.3%	15.5%
Adjusted EBITDA margin	(7)	18.5%	16.1%	18.9%	17.4%
Net income margin	(8)	(3.1)%	1.8%	1.9%	2.6%

(1)		Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2)
Represents transaction costs related to the negotiation, closing and integration of the Radant, MCL and Codan Satcom acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to the integration of the Codan Satcom and MCL operations into those of CPI.

(3)		Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with acquisitions.
(4)		Represents a management fee payable to Veritas Capital annually for advisory and consulting services.
(5)
Represents expenses incurred in connection with the senior notes consent solicitation (including a $1,548 fee to Veritas Capital), a write-off of the previously capitalized debt-issuance costs and the original issue discount for the previous credit agreement that was repaid as part of the refinancing, and issuance of a special dividend, all of which were consummated in CPI’s third quarter of fiscal year 2014.

(6)		Represents EBITDA divided by sales.
(7)		Represents adjusted EBITDA divided by sales.
(8)		Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(All dollar amounts in thousands - unaudited)

		Twelve Months Ended
		October 3, 2014
Net cash provided by operating activities		$53,637
Cash capital expenditures		(7,674)
Free cash flow		45,963

Adjustments:
Cash paid for acquisition-related expenses, net of taxes	(1)	1,008
Cash paid for Veritas Capital annual management fee, net of taxes	(2)	1,377
Cash paid for prior year transfer pricing audit	(3)	(407)
Cash paid for refinancing expenses, net of taxes	(4)	2,266
Total adjustments		4,244
Adjusted free cash flow		$50,207

Net income		$9,117

(1)
Represents transaction costs, net of income taxes, related to the negotiation, closing and integration of the Radant, MCL and Codan Satcom acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to integration of the Codan Satcom and MCL operations into those of CPI.

(2)		Represents a management fee paid to Veritas Capital annually for advisory and consulting services, net of income taxes.
(3)
Represents the net of income tax refunds, partially offset by payments, with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division from the Company in fiscal years 2001 and 2002. The Company considers this a non-recurring source of cash as it pertains to previous years.

(4)
Represents expenses, net of income taxes, incurred in connection with the senior notes consent solicitation, entering into a new senior secured credit facility and issuance of a special dividend, all of which were consummated in CPI’s third quarter of fiscal year 2014.